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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement under the Securities Act of 1933 on Form N-6 and in this Amendment No. 25 to Registration Statement No. 811-5563 under the Investment Company Act of 1940 of our report dated February 14, 2003, related to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2002 and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the two years in the period then ended, and of our report dated March 10, 2003, related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the Prospectus of M's Versatile Product -- Survivorship, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
July 11, 2003